                           Wm. WRIGLEY Jr. Company

Wrigley Building - 410 N. Michigan Avenue - Chicago, Illinois 60611

                           NOTICE OF ANNUAL MEETING

To the Stockholders:

     The Annual Meeting of the Stockholders of the Wm. Wrigley Jr. Company, a Delaware corporation, will be held in the Wrigley
Building, 410 N. Michigan Avenue, Chicago, Illinois, on Wednesday, March 6, 1996, at 9:00 a.m., Central Standard Time, for the following purposes:

     1. To elect the full Board of nine directors for the ensuing year;

     2. To ratify the appointment of independent auditors for the year ending December 31, 1996;

     3. To consider and act upon a stockholder proposal as set forth in the attached Proxy Statement; and

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders of record at the close of business on January 15, 1996 are entitled to vote at the meeting and any adjournments thereof.

     Your copy of the Annual Report of the Wm. Wrigley Jr. Company and wholly-owned associated companies for 1995 is enclosed.

     You can help your Company to prepare for the meeting by marking, signing and dating the accompanying proxy and returning it as soon as possible. For your convenience, a return envelope is enclosed with postage paid if mailed in the United States or Canada.

                 By Authorization of the Board of Directors,

                                          WM. M. PIET, Secretary

Chicago, February 6, 1996

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR
PROMPT COOPERATION IN SENDING IN YOUR SIGNED PROXY WILL BE GREATLY APPRECIATED BY YOUR COMPANY.

                             Proxy Statement for

                      Annual Meeting of Stockholders of

                           WM. WRIGLEY JR. COMPANY

                         To Be Held on March 6, 1996

                              TABLE OF CONTENTS

(Caption>                                                            Page
                                                                     ----
General...........................................................     2
Proposal 1 -- Election of Directors...............................     3
  Security Ownership of Directors and Executive Officers..........     6
  Security Ownership of Certain Beneficial Owners.................     7
  Meetings and Committees of the Board............................     8
  Compensation of Directors.......................................     9
Proposal 2 -- The Appointment of Ernst & Young LLP as Independent
  Auditors........................................................    10
Proposal 3 -- Shareholder Proposal................................    11
Executive Compensation............................................    13
  Compensation Committee Report on Executive Compensation.........    13
  Five-Year Total Stockholder Return Index........................    17
  Summary Compensation Table......................................    18
  Stock Options and Stock Appreciation Rights.....................    19
  Long-Term Stock Grant Program...................................    20
  Pension Plan....................................................    21
Compensation Committee Interlocks and Insider Participation.......    21
Related Transactions..............................................    21
Compliance with Section 16(a) of the Exchange Act.................    22
Stockholder Proposals for 1997 Annual Meeting.....................    22
Other Business....................................................    22

                               PROXY STATEMENT

                                     FOR

                         MARCH 6, 1996 ANNUAL MEETING

                                   GENERAL

     SOLICITATION OF PROXIES. The accompanying proxy is solicited by and on behalf of the Board of Directors of the Wm. Wrigley Jr. Company in connection with the Annual Meeting of Stockholders to be held on Wednesday, March 6, 1996, and at any adjournments thereof. The principal executive offices of the Company are located in the Wrigley Building, 410 North Michigan Avenue, Chicago, Illinois 60611. This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about February 6, 1996, together with a copy of the Company's Annual Report for the fiscal year ended December 31, 1995.

     COSTS OF SOLICITATION. The costs of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone, telegram, cable or personal contact. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of stock.

     OUTSTANDING VOTING SHARES. Stockholders of record at the close of business on January 15, 1996 will be entitled to vote at the meeting. Under Delaware law, as of January 15, 1996, there were 91,492,486 shares of Common Stock and 24,659,146 shares of Class B Common Stock deemed outstanding and entitled to vote. The Company's Restated Certificate of Incorporation does not permit cumulative voting. Each share of Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes on each matter.

     VOTE REQUIRED FOR APPROVAL. Shares of both classes of stock will vote together as a single class with respect to the election of directors, the ratification of appointment of independent auditors and the stockholder proposal. Under the Company's by-laws, the election of the nominees for director, the ratification of the appointment of independent auditors, and the adoption of the stockholder proposal require the affirmative vote of a majority of the votes entitled to be cast by holders of shares represented at the meeting in person or by proxy. Votes may be cast by a stockholder in favor of the nominees or withheld. Similarly, votes may be cast by a stockholder in favor of or against the ratification of appointment of independent auditors and the adoption of the stockholder proposal, or a stockholder may elect to abstain on one or both matters. Since votes withheld and abstentions will be counted for quorum purposes and are deemed to be present for purposes of the respective proposals, they will have the same effect as a vote against each matter.

     Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote. Accordingly, broker non-votes will have no effect on the outcome of the matters to be voted on at the meeting.

     VOTING YOUR PROXY. Proxies in the accompanying form, properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein. In the absence of direction from the stockholder, proxies will be voted FOR the election of all nominees for director, FOR the ratification of the appointment of the independent auditors, and AGAINST the stockholder proposal. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by submitting a later-dated proxy or by attending the meeting and voting your shares in person.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

     The annual election of the full Board of Directors will take place at the meeting. As recommended by the Nominating Committee and approved by the full Board at its meeting of January 30, 1996, the size of the Board was increased, pursuant to Section 3.2 of the Company's by-laws, from nine to ten members, such increase in size to be effective until the Annual Meeting. Douglas S. Barrie was then elected to the Board to fill the new directorship. Effective August 31, 1995, R. Darrell Ewers, a Director of the Company since 1988, retired as Executive Vice President of the Company and, in accordance with Company policy, Mr. Ewers is not eligible to stand for reelection to the Board of Directors following his retirement. Given the effect of this retirement, the Board of Directors also approved at its January 30, 1996 meeting the recommendation of the Nominating Committee that nine directors be elected for the ensuing year at the Annual Meeting.

     Each of the nine nominees, if elected, will serve on the Board of Directors until the next annual meeting or until their successors shall be duly elected and qualified in accordance with the by-laws of the Company. All nominees are presently members of the Board. If any of the nine nominees should become unable to accept election, the persons named in the proxy as members of the proxy committee may vote for such other person or persons as may be designated by the Board of Directors or the proxy committee. Management has no reason to believe that any of the nine nominees named below will be unable to serve.

     Approval of the nominees for election to the Board of Directors will require the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the meeting in person or by proxy, voting together as one class.


Charles F. Allison III
                    Mr. Allison, 67, a Director of the Company since 1980, has been Senior Vice
   [PHOTO]          President of Booz, Allen & Hamilton, Inc., since 1977, and a member of the firm since 1958.
                    Committee Memberships: Audit (Chairman); Compensation.
Douglas S. Barrie
                    Mr. Barrie, 62, a Director of the Company since January 30, 1996, has been
    [PHOTO]         Group Vice President-International of the Company since 1984.


Lee Phillip Bell
                    Mrs. Bell, 67, a Director of the Company since 1981, has been President and a
   [PHOTO]          Director of Bell-Phillip Television Productions, Inc. since 1980.
                    Committee Memberships: Compensation; Nominating (Chairman).
Robert P. Billingsley
                    Mr. Billingsley, 68, a Director of the Company since 1977, retired on January
   [PHOTO]          1, 1994 from WLD Enterprises, Inc., where he had been Executive Vice President since 1987. Currently, he is a private investor.
                    Committee Memberships: Compensation (Chairman); Nominating.
Gary E. Gardner
                    Mr. Gardner, 41, a Director of the Company since 1994, has been a Director and
   [PHOTO]          the President of Soft Sheen Products, Inc., since 1983. He was elected to the
                    Board of Directors of First Brands Corporation in 1994.
                    Committee Memberships: Audit; Compensation.
Penny Pritzker
                    Ms. Pritzker, 36, a Director of the Company since 1994, has been a partner of
   [PHOTO]          Pritzker & Pritzker since 1985. Since 1987, she has been President of Classic
                    Residence by Hyatt, an affiliate of Hyatt Corporation. Also, she is President of Penguin Group L.P., which acquires and develops non-Hyatt hotel real estate. She has been a Director of Coast-to-Coast Financial Corporation since
                    1990 and Chairman of the Board of Superior Savings Bank from 1991 to 1994.
                    Committee Memberships: Audit; Nominating.


Richard K. Smucker
                    Mr. Smucker, 47, a Director of the Company since 1988, is President and a
   [PHOTO]          Director of The J.M. Smucker Company, positions he has held since 1987 and
                    1975, respectively. Mr. Smucker has been a Director of The Sherwin-Williams
                    Company since 1991.
                    Committee Memberships: Audit; Nominating.
William Wrigley
                    Mr. Wrigley, 63, a Director of the Company since 1960, was elected President
   [PHOTO]          and Chief Executive Officer of the Company in 1961. In addition, Mr. Wrigley has been a Director of Texaco Inc. since 1974 and a Director of American Home
                    Products Corporation since 1981.
                    Ex-Officio, non-voting member of all Committees.
William Wrigley, Jr.
                    Mr. Wrigley, 32, a Director of the Company since 1988, has been Vice President
   [PHOTO]          of the Company since 1991 and was Assistant to the President from 1985 to
                    1992. He has been a Director of The J.M. Smucker Company since 1991. William
                    Wrigley, Jr. is the son of William Wrigley.


            Security Ownership of Directors and Executive Officers

     The following table sets forth all shares of the Company which are deemed to be beneficially held by each director and nominee for directorship, the Chief Executive Officer and the next four most highly compensated executive officers, and by all directors and executive officers as a group.

             Shares Beneficially Owned as of January 15, 1996(1)

(Caption>
------------------------------------------------------------------------------------------------------

                                                  Amount and Nature of Beneficial Ownership
------------------------------------------------------------------------------------------------------
                                                                                               Class B
                                                         Common Stock*                    Common Stock
------------------------------------------------------------------------------------------------------
Name                                         Shares     % of Class           Shares     % of Class
------------------------------------------------------------------------------------------------------
     Charles F. Allison III                  19,597(2)       0.021            6,648(2)       0.027
     Douglas S. Barrie                       62,384(3)       0.068            1,218          0.005
     Lee Phillip Bell                        47,561(4)       0.053            8,562          0.035
     Robert P. Billingsley                    6,000          0.007              -0-          0.000
     R. Darrell Ewers**                      13,992          0.015              759          0.003
     Gary E. Gardner                            100(5)       0.000              -0-          0.000
     Penny Pritzker                             200          0.000              -0-          0.000
     Richard K. Smucker                       3,504          0.004              -0-          0.000
     William Wrigley                     21,880,765(6)      23.915       12,854,508(6)      52.129
     William Wrigley, Jr.                    11,819          0.013            6,884          0.028
     John F. Bard                             9,693          0.011              -0-          0.000
     Ronald O. Cox                           77,454(3)       0.085            6,796          0.028
     Martin J. Geraghty                      82,243( )(7)    0.090            7,571          0.031
------------------------------------------------------------------------------------------------------
     All directors and executive
       officers as a group, including
       18 officers not named above       22,345,033( )(8)   24.423       12,914,609(8)      52.372

------------------------------------------------------------------------------------------------------

(1) Included in shares "beneficially owned" are shares held directly or in joint tenancy with another person, shares held in trust (including the Special Investment and Savings Plan for Wrigley Employees), by broker, bank or nominee, or by other indirect means, and over which shares the named individual or member of the group has sole or shared voting and/or investment authority. Unless otherwise noted, each individual or member of the group has sole voting and investment authority with respect to the shares shown.

(2) Includes 8,566 shares of Common Stock and 3,048 shares of Class B Common Stock over which Mr. Allison has shared voting and investment authority.

(3) Includes shares of Common Stock which, on January 15, 1996, or within 60 days thereof, are subject to exercisable options granted under the Company's Management Incentive Plan, as follows: Douglas S. Barrie, 36,000 shares; Ronald O. Cox, 36,000 shares; and Martin J. Geraghty, 30,000 shares. These 102,000 options are the only options outstanding for all directors and executive officers as a group.

(4) Includes 6,000 shares of Common Stock held by the Bell Family
    Foundation, over which shares Mrs. Bell has shared investment and voting control.

(5) All shares are held jointly with Mr. Gardner's wife.

(6) Includes 21,001,932 shares of Common Stock and 11,537,000 shares of Class B Common Stock held by various trusts, a corporation and a foundation. Mr. Wrigley has sole voting and investment authority over the shares listed with the exception of 396,665 shares of Common Stock and 195,264 shares of Class B Common Stock over which Mr. Wrigley has shared voting authority and 2,002,769 shares of Common Stock and 912,048 shares of Class B Common Stock, over which Mr. Wrigley has shared investment authority. Of the total shares shown for Mr. Wrigley, he disclaims any beneficial interest in 9,326,756 shares of Common Stock and 4,742,932 shares of Class B Common Stock.

(7) Includes 126 shares of Common Stock held by Mr. Geraghty's wife and 63 shares of Common Stock held by his children.

(8) Includes 2,030,580 shares of Common Stock and 918,420 shares of Class B Common Stock over which members of the group share voting and/or investment authority.

  * Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Assuming an individual, or the group, converts the shares of Class B Common Stock held by such individual or group into shares of Common Stock, the percentage of Common Stock owned beneficially by Mr. William Wrigley would be 33.288%, and 33.371% for all executive officers and directors as a group. No other individual named or member of the group would own beneficially more than 0.10% of the Common Stock as the result of such conversion.

 ** Effective August 31, 1995, R. Darrell Ewers retired as
    Executive Vice President of the Company and is not standing for reelection to the Board of Directors.

Not included in the table for each individual named or the group are the following Common Stock units held in their deferral accounts by Putnam Fiduciary Trust Company, the trustee of the grantor trust under the Non-Employee Director Stock Retirement Plan and the trustee of the grantor trust under the Management Incentive
Plan: Charles F. Allison III, 10,757; Douglas S. Barrie, 6,221; Lee Phillip Bell, 11,780; Robert P. Billingsley, 11,192; R. Darrell Ewers, 12,547; Gary E. Gardner, 523; Penny Pritzker, 1,771;
Richard K. Smucker, 8,748; William Wrigley, 33,910; William Wrigley, Jr., 1,004; John F. Bard, 7,661; Ronald O. Cox, 5,877; Martin J. Geraghty, 220; and 141,032 share units for the entire group, including the executive officers not named in the table.

               Security Ownership of Certain Beneficial Owners

     As of January 15, 1996, the Company's records and other information made available by outside sources indicated that the following stockholders were owners of more than five percent of the outstanding shares of the Company's Common Stock or Class B Common Stock.

               Shares Beneficially Owned as of January 15, 1996

------------------------------------------------------------------------------

                                                    Amount and Nature of Beneficial Ownership
--------------------------------------------------------------------------------------------------------
                                                                                     Class B
                                                 Common Stock*                     Common Stock
--------------------------------------------------------------------------------------------------------
                 Name                       Shares        % of Class         Shares        % of Class
--------------------------------------------------------------------------------------------------------
     Edna Jean Offield,
     James S. Offield and
     Paxson H. Offield(1)
       410 N. Michigan Avenue
       Chicago, Illinois 60611            6,912,203          7.555         3,410,427         13.830
     William Wrigley(2)
       410 N. Michigan Avenue
       Chicago, Illinois 60611            21,880,765        23.915         12,854,508        52.129

--------------------------------------------------------------------------------------------------------

    Due to their substantial stock holdings, the Offield family and Mr. Wrigley may each be deemed a "control person" of the Company under applicable regulations of the Securities and Exchange
Commission. James and Paxson Offield are the sons of Edna Jean
Offield.

(1) Of the shares listed, Edna Jean Offield has sole voting and investment authority over 821,120 shares of Common Stock; James
    S. Offield has sole voting and investment authority over 25,596 shares of Common Stock and 81,066 shares of Class B Common Stock; and Paxson H. Offield has sole voting and investment authority over 21,001 shares of Common Stock and 75,999 shares of Class B Common Stock. Also, of the shares listed, Edna
    Jean Offield, James S. Offield and Paxson H. Offield share voting and investment authority over 3,579,390 shares of Common Stock held in various family trusts and by a charitable foundation and 1,716,120 shares of Class B Common Stock held in various family trusts; Edna Jean Offield and James S. Offield share voting and investment authority over 274,196 shares of Common Stock held in various family trusts and 226,848 shares of Class B Common Stock held in various family trusts; and Edna Jean Offield shares with other parties voting and investment authority over 2,190,900 shares of Common Stock and 1,310,394 shares of Class B Common Stock held in various family trusts. Of their total shareholdings, Edna Jean Offield disclaims beneficial ownership of 4,501,077 shares of Common Stock held in the trusts and by the foundation and 2,539,674 shares of Class B Common Stock held in the trusts; James S. Offield disclaims beneficial ownership of 3,088,777 shares of Common Stock held in the trusts and by the foundation and 1,415,664 shares of Class B Common Stock held in the trusts; and Paxson
    H. Offield disclaims beneficial ownership of 2,803,757 shares of Common Stock held in the trusts and by the foundation and 1,214,904 shares of Class B Common Stock held in the trusts.

(2) See footnotes (1) and (6) on page 6.

  * Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock into shares of Common Stock on a share-for-share basis. In such event, the percentage of Common Stock beneficially owned, as determined in accordance with SEC Rule 13d-3 and assuming such conversions, would be 10.877% for the Offield Family and 33.771% for William Wrigley.

     In addition to the above listed shareholders, Putnam Fiduciary Trust Company holds 4,134,512 shares (4.519%) of Common Stock and 875,817 shares (3.552%) of Class B Common Stock as Trustee (the "Trustee") under the Special Investment and Savings Plan for Wrigley Employees. In accordance with the terms of the Plan, the Trustee must vote the shares as directed by proxies submitted by participants.

                     Meetings and Committees of the Board

     The Board of Directors has three standing Committees: the Audit Committee, established in 1974; the Compensation Committee, established in 1978; and the Nominating Committee, established in 1981. In addition to the various non-employee directors who comprise the membership of these Committees, the President and CEO is a non-voting, ex-officio member of each Committee.

          Audit Committee. This Committee, comprised of four non-employee directors who are "independent directors" as defined by the rules and regulations of the New York Stock Exchange, met three times in 1995. It annually recommends to the Board the appointment of independent auditors and reviews with the auditors the plan and scope of their audit and their fees; assures that proper guidelines are established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board of Directors and certain officers of the parent and associated companies to ensure the adequacy of reporting and internal controls; reviews consolidated financial statements; and performs any other duties or functions deemed appropriate by the Board.

          Compensation Committee. This Committee, consisting of four non-employee directors, met three times in 1995. It annually sets the base salary, incentive compensation and any other compensation of the Chairman of the Board, if any, and of the President and CEO. It also determines annually whether or not an Executive Incentive Compensation Plan should be established for that year and, if so, recommends a plan to the full Board for adoption. The Committee is also responsible for setting and administering the terms and policies of the Company's Management Incentive Plan and for reviewing and submitting recommendations to the full Board in regard to employee benefit plans generally.

          Nominating Committee. This Committee, comprised of four non-employee directors who are "independent directors" as defined in the Company's by-laws, met twice in 1995. It meets when necessary to consider and propose director nominees for election at the Annual Stockholders' Meeting, to select candidates to fill Board vacancies as they may occur, to make recommendations to the full Board as to Board committee memberships and to perform any other functions or duties deemed appropriate by the Board.

          The Nominating Committee will accept for consideration stockholders' nominations of directors if made in writing. The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications. Nominations should be addressed to the Chairman of the Nominating Committee at the Company's headquarters and must be received no later than October 9, 1996 in order to be considered for the next annual election of directors.

     During 1995, there were five meetings of the Board of Directors. All directors attended at least 75% of the meetings of the Board and of the committees of which they were members.

                          Compensation of Directors

     Directors who are also employees of the Company receive no compensation for services as Directors. For non-employee directors all cash compensation is on a retainer basis, paid in quarterly installments. There are no additional fees for attending Board and Board committee meetings. The annual Board retainer is $25,000; the annual retainer for each Board committee member is $3,500; and the annual retainer for all Board committee chairs is $5,000.

     A Deferred Compensation Plan for Non-Employee Directors has been in effect since 1983. Under the plan, participants may defer up to 100% of their retainer fees. All non-employee directors, except Mr. Gardner, elected to defer their compensation during 1995. Such deferred amounts are paid, with certain exceptions, at the earlier of age 70 or retirement, at which time the deferral account may be paid in a lump sum or in equal annual installments over a period not to exceed fifteen years, or in a combination thereof. The Plan provides investment opportunities through a grantor trust in the form of share units (each share unit is equivalent to a share of the Company's Common Stock) or money credits deposited in one or more of the various funds offered by the Plan trustee, which funds are the same as or equivalent to those investment opportunities provided under the tax-qualified Special Investment and Savings Plan for Wrigley Employees. Participants may elect to transfer their deferred amounts among the various investment funds only at designated times during the year.

     The Company provides the non-employee directors with group term life and accidental death insurance coverage in the amount of $50,000. The Company also maintains a Non-Employee Directors' Death Benefit Plan pursuant to which a director's beneficiary receives a $250,000 lump sum benefit if death occurs after the directorship terminates, or $25,000 per year for ten years if death occurs prior to termination. To participate in the Plan, a director must agree to contribute $600 per year for a maximum of ten years. The Company maintains life insurance policies to fund the cost of the Plan. All non-employee directors participate in this Plan. The annual costs incurred by the Company for these insurance policies are insignificant.

     The Stock Retirement Plan for Non-Employee Directors has been in effect since 1988. The Plan is designed not only to provide a retirement benefit for non-employee directors, but also to increase their beneficial ownership in the Company and thereby ensure that their interest in the long-term growth and profitability of the Company is aligned with that of the stockholders. The Plan provides for a credit to a deferred stock account for each non-employee director on the first business day of each year in the form of share units. Dividend equivalents, equal in value to dividends paid on the Company's Common Stock, are also credited on the share units accumulated in the Plan, and converted into additional units. The Plan provides that there shall be credited annually to the deferred stock accounts for each non-employee director a number of share units with a value equivalent to the stated value of the annual Board retainer in effect on the last business day of the year. The Plan is designed to provide non-employee directors share units over ten years of service. Participants have the option to receive actual shares upon etirement or a cash payout, either in a lump sum or over a period not to exceed fifteen years. In accordance with the Plan, each participant's account was credited with 512 share units on January 3, 1996. The aggregate number of share units accumulated from the inception of the Plan in 1988 and credited to the account of each non-employee director by the Plan Trustee are reported on page 7 in the last paragraph following the footnotes to the table of Security Ownership of Directors and Executive Officers.

                                  PROPOSAL 2

                     THE APPOINTMENT OF ERNST & YOUNG LLP
                           AS INDEPENDENT AUDITORS

     At its meeting of October 24, 1995, the Audit Committee recommended the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1996. At a meeting of the Board of Directors on January 30, 1996, the directors accepted the recommendation of the Audit Committee and appointed Ernst & Young LLP, subject to ratification by the stockholders, to examine the 1996 consolidated financial statements of the Company. Accordingly, the stockholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the meeting in person or by proxy, voting together as one class.

     Ernst & Young LLP follows a practice of rotating the audit partner in charge of the Company's audits every seven years. Audit personnel reporting to the partner are periodically rotated. Such practices are consistent with professional standards of the American Institute of Certified Public Accountants and the policy established by the Audit Committee of the Board of Directors of the Company.

     In line with past practices, it is expected that representatives of the independent auditors will attend the Annual Stockholders' Meeting and be available to make a statement or respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                  PROPOSAL 3

                             SHAREHOLDER PROPOSAL

     Mr. Robert G. Morse, 212 Highland Avenue, Moorestown, New
Jersey 08057-2717, owner of record of 300 shares of Common Stock of the Company, has informed the Company that he intends to present the following proposal at the meeting:

     "That the directors of the company consider discontinuance of all options, rights, SAR's, awards, etc. to top management officials of the company after expiration of existing programs. This does not curtail programs for other personnel."

     The following statement was submitted by Mr. Morse in support of the proposal:

     "REASONS:

          These increased benefits have failed to produce the claim that it holds and retains qualified personnel.

          Notice the increasing number of management persons who have left a company simply because of better corporate offers.

          We as shareowners are constantly being undervalued with each issuance or benefit. Call a halt by voting YES!

          Many pages of a proxy are expended to promote self-benefits; then there are unmentioned administrative costs of distribution and record keeping.

          Executives have other benefits, such as life insurance, retirement plans, company perks, etc. They are well rewarded for their input without these add-on give-aways.

          Compensation is enough for management to buy stock on the open market, just as you and I, if we are so inclined. Again vote YES!"

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
      AGAINST THE SHAREHOLDER'S PROPOSAL FOR THE FOLLOWING REASONS:

     Board of Directors' Response: Your Board of Directors believes that the continued use of non-cash executive compensation, including stock options, stock appreciation rights and stock awards, in appropriate circumstances, is in the best interest of the Company and its stockholders. The Board's belief is consistent with the views of stockholders, economists, compensation experts and others who have urged public companies to provide stock incentives and compensation to their officers and directors as an integral part of total compensation to more closely align the interests of management and stockholders.

     The Company's Management Incentive Plan (the "Plan") permits the Board to provide compensation in the form of options, stock appreciation rights and stock awards. The Plan aims both to direct management's efforts towards enhancing stockholder value and to retain superior personnel in a competitive environment. Stock ownership by management, promoted through the Plan, helps to ensure that management's attention is focused on the strategies needed to achieve increased long-term stock value for the Company's stockholders because management shares both the risks and the rewards of equity ownership. Compensating individuals by this increasingly common method also enables the Company to attract, motivate and retain the most qualified and experienced persons as employees.

     The Plan provides an economical form of compensation and the primary value to the Plan participants is contingent upon an increase in the price of the Common Stock which benefits all stockholders. Furthermore, the Company's practice of funding the Plan with shares acquired in the open market and awarding stock under the Plan at market value minimizes any potential dilution caused by such stock issuance. Also, costs associated with administration and record-keeping for the Plan are minimal.

     The Board believes that the Plan has proven effective in accomplishing both the enhancement of long-term stockholder value and the retention of quality personnel. Contrary to the assertion in the proposal, a properly structured compensation program, especially one which aligns management and stockholder interests, should increase stockholder value and not cause an undervaluation. As evidenced by the Total Stockholder Return Index on page 17, the Company has, over time, improved stockholder value relative to the S&P 500 and the Company's peers in the S&P Food Group. In addition, there has been no attrition among the Company's senior management (except by retirement) since inception of the Plan.

     Finally, the Board notes that the Plan was submitted to, and overwhelmingly approved by, the Company's stockholders at their 1988 annual meeting. The Board believes that the reasons for supporting the Plan at that time remain valid today and, accordingly, elimination of the Plan would be detrimental to the Company and its stockholders.

     A vote AGAINST this proposal is therefore recommended by the Board of Directors.

                            EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee"), composed of four non-employee directors, is responsible for establishing the base salary of the Company's President and CEO and for setting and administering the terms and policies of the Company's Executive Incentive Compensation Plan ("EICP") and the Management Incentive Plan ("MIP").

     Mr. William Wrigley, President and CEO, is an ex-officio, non-voting member of all Board Committees. Unless requested by the Committee, he is not present during deliberations of his base salary or incentive compensation.

Compensation Principles

     The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both specific annual and longer-term strategic goals of the Company, with the ultimate objective of enhancing stockholder value. In this regard, the Committee believes executive compensation should be comprised of cash and equity-based programs that reward performance as measured against these goals. Additionally, the Committee recognizes that the Company operates in a competitive environment and that both performance and compensation should be evaluated in comparison to industry peers.

     Annual executive cash compensation is structured to encourage achievement, initiative and teamwork and is comprised of competitive base salaries and incentive-based cash compensation.

     Another integral part of the Company's executive compensation program is incentive-based equity compensation. Ownership and retention of the Company's Common Stock by key employees assures that their interests are aligned with those of the stockholders.

Base Salaries

     The Company's by-laws require the Committee to establish the base salary of the President and CEO. The base salaries of the Company's next four highest-paid senior executive officers are determined by the President and CEO.

     The first step in establishing base salary is setting the base salary range for each position. The same principles are applied in setting the base salary ranges of the CEO, all other officers and all administrative employees to ensure that salaries are fairly and competitively established. Base salary ranges are determined for each position (a) by the accountability of the position, its impact on the operations and profitability of the Company, and the knowledge and problem-solving ability required to competently fulfill the position's assigned duties and responsibilities; and
(b) by annual comparison to independently obtained salary surveys, each of which contains a broad base of consumer goods companies. Each salary survey contains several of the thirteen companies also included in the Standard & Poor's ("S&P's") Food Group, to which the Company compares its total stockholder return (see Total Stockholder Return Index on page 17), but since no one survey uses only S&P Food Group companies, this method of comparison assures salary ranges that are competitive with a broader spectrum of consumer goods companies with which the Company competes for management talent. Base salary ranges are consistent with the pay practices identified in the annual survey data and are designed so that salary opportunities for a given position will be between 80% and 120% of the average base salaries paid to comparable positions as indicated in the survey data.

     Actual base salary determinations are made periodically, and within the established ranges, in accordance with the guidelines of the Company's established performance review system. Fully competent performance will result in a base salary approximating the mid-point of the range, distinguished performance merits a salary above the mid-point of the established range, and less than first-rate performance results in compensation below the mid-point.

     The Committee administers the salary of the CEO and receives an annual analysis from the Company's Compensation Manager on all aspects of the CEO's remuneration and its relationship to the comparative survey data. During its review, the Committee primarily considers the Company's overall performance (unit sales, earnings growth, and total stockholder return), adherence to the Company's strategic plan, the development of sound management practices, and the succession of skilled personnel. No specific weighting is assigned to the individual factors. At its meeting of October 24, 1995, after reviewing the Compensation Manager's report and the Company's overall performance during the previous year, the Committee concluded that increasing the CEO's base salary by 5.26% to $500,000 per year was appropriate and justified. The increase was effective January 1, 1996. While the Committee has recommended an increase annually, the CEO last accepted an increase in base salary in March 1993.

Executive Incentive Compensation Plan

     Implementation of an EICP and recommendation of those key employees eligible for participation is considered by the Committee prior to the beginning of each fiscal year and, if recommended by the Committee, is submitted to the full Board of Directors for adoption.

     The EICP is designed to encourage initiative and creativity in the achievement of annual corporate, personal and unit goals, and to foster effective teamwork. It also enables the Company, without inflating base salaries, to retain highly skilled managers and competitively reward them with performance-measured cash compensation.

     The EICP adopted for 1995 included various incentive levels based on the participant's accountability and impact on Company operations, with target award opportunities ranging from 20% to 60% of base salary. Awards for performance, if earned, may range from 50% below to 50% above the established target.

     All participants, except the CEO, are assigned weightings for performance elements consisting of at least one or more operational and/or personal goals that will vary from year to year and are unique to each individual participant, and for teamwork effectiveness. Weights for these elements are based on the individual's accountability and impact on overall operations and, if assigned, will vary from 20-70% of target for one or more operational goals, 20-50% of target for one or more personal goals and 10% for team effectiveness. For certain participants, including the senior executive officers, a corporate performance element is also included, which can range from 20-50% of target. In rating the performance of the CEO, the Committee considers his overall effectiveness in guiding the affairs of the Company as evaluated primarily by corporate performance for the year and by progress toward longer-range objectives and strategies.

     Under the 1995 Plan, the corporate performance element consisted of an increased unit volume goal with a relative weight of 25%, and an increased earnings per share goal with a relative weight of 75% of the total element. Although not weighted, the Committee also considers as part of the corporate performance element two additional goals of pre-tax cost savings and adherence to the corporate strategy statement. Any awards to be made under the Plan for performance in 1995 will be determined and granted by the Committee in mid-February 1996 and will be reported in the Company's next proxy statement.

     The EICP adopted for 1994 had a corporate performance element consistent with the 1995 Plan stated above. The Committee determined at its meeting of February 15, 1995 that 1994 performance exceeded the targets for the corporate element. Awards made thereunder to the CEO, the next four highest-compensated executive officers and one retired executive officer are shown in column (d) of the Summary Compensation Table on page 18 as 1994 compensation.

     An EICP for 1996 was adopted by the Board of Directors at its meeting of October 24, 1995. Any awards under that Plan will be determined and granted in mid-February, 1997.

     Participants may defer any portion or all of their EICP award and have such amounts credited to their deferral account as share units and/or money credits in accordance with procedures set forth in the Plan document. (See description under the MIP for deferral opportunities).

Management Incentive Plan

     The MIP, established in 1988 and effective for a ten-year period, is an omnibus plan designed to provide key employees with the opportunity to participate in the long-term growth and profitability of the Company through equity-based incentives. This equity participation ensures that their focus continues to be on the long-term success of the Company.

     The MIP allows the Committee the flexibility to develop various types of programs to ensure that key employees are fairly and competitively compensated. As considered appropriate by the Committee, it may grant shares of the Company's Common Stock, share units, stock options, stock appreciation rights, performance units, or any combination thereof; establish any conditions or restrictions thereon; and provide for deferral opportunities.
Stock grants were awarded by the Committee in 1995 under three MIP award programs for performance in the prior fiscal year. All awards of restricted stock under the MIP programs are at the fair market value at the time of the award.

     As with the EICP, awards made under any of the various programs of the MIP may be deferred in whole or in part pursuant to written elections made by the participants prior to the commencement of the plan year.

     Awards, if any, to be granted in 1996 for fiscal year 1995 performance will be made under the programs described below:

          Long-Term Stock Grant Program. The Long-Term Stock Grant Program, established in January 1993, provides an opportunity for executive officers and certain other designated key employees to increase their stake in the Company by earning grants of Common Stock for corporate performance.

          The program is designed to provide participants with target stock grant opportunities ranging from 20% to 60% of base salary in value, depending on the participant's accountability and impact on operations. Actual awards, if earned, may range from 50% below to 50% above established targets.

          The determination of such awards is based on the performance ratio of the Company's total stockholder return in comparison to the total stockholder return for the S&P's Food Group within the performance period specified by the Committee. Target awards are earned if the Company's total stockholder return equals the S&P's Food Group total stockholder return for the same period. The aggregate value of shares awarded to all participants for a specific period is limited to not more than nine-tenths of one percent (0.9%) of the Company's average annual growth in total stockholder value during any such period.

          Any shares awarded under this program are held in the Company's custody and restricted as to transfer or sale until one year after the date the shares were awarded, except in cases of retirement, disability, or death. Voting and dividend rights inure to the recipient upon award. Alternatively, prior to any such award, participants may elect to defer receipt of any portion or all of their awards in the form of share units. After at least one year following deferral, participants may transfer such deferral to other investment options under the trust.

          On February 15, 1995 the Committee determined that, based on the degree of positive total shareholder return and the Company's performance in this regard compared to the S&P's Food Group total shareholder return for the transitional five-year cycle 1990-1994, the Company's performance exceeded target. Awards granted for the 1990-1994 cycle to the CEO, the next four highest-compensated executive officers and one retired executive officer appear in column (e) of the Summary Compensation Table on page 18 as 1994 compensation.

          Awards for the transitional five-year cycle 1991-1995, if any, will be determined by the Committee at its meeting in mid-February 1996 and any awards granted will be reported in the next proxy statement. A Long-Term Stock Grant opportunity for the performance cycle 1995-1999 was also approved by the Committee on February 15, 1995 and is indicated in the Long-Term Incentive Plan table on page 20.

          Stock Award Program. This program provides equity-based compensation to the EICP participants in the form of a stock grant. The grants are comparable in value to the present value of 1.5% of the participant's average EICP award received for the prior three years multiplied by his or her years of service, and reduced by the present value of prior Stock
     Award Program grants.

          Participants may vote any shares awarded and may receive or reinvest dividends thereon, but the shares are retained in the Company's custody and are subject to a restriction on sale or transfer until one year after termination of employment, unless due to death or retirement. Alternatively, participants may elect to defer any portion or all of their awards in the form of share units.

          Awards granted to the CEO, the next four highest-compensated executives and one retired executive officer on February 15, 1995 for fiscal year 1994 appear in column (e) of the Summary Compensation Table on page 18 as 1994 compensation. Awards for services in 1995 will be determined in mid-February 1996 and reported in the next proxy statement.

          Alternate Investment and Savings Program. This program provides EICP participants with an opportunity to acquire shares of the Company's Common Stock in a manner similar to that provided through matching Company contributions to participants in the Special Investment and Savings Plan for Wrigley Employees, which is offered to all employees other than EICP participants. EICP participants receive a benefit under the Alternate Investment and Savings Program ("AISP") equal to 5% of their base salary. They may elect to receive this benefit in the form of shares of Common Stock and may receive or reinvest dividends thereon, with the shares being retained in the Company's custody and subject to restriction on sale or transfer until one year after termination of employment, unless due to death or retirement. Alternatively, they may elect to defer any portion or all of this benefit in the form of share units.

          Awards granted to the CEO, the next four highest-compensated executive officers and one retired executive officer for 1995 were made on January 8, 1996 and are reflected in column (e) of the Summary Compensation Table on page 18 as 1995 compensation.

     In 1988, the Committee implemented a 1988 Stock Option
Program. No stock options have been granted since 1988. For options exercised in 1995, refer to the table on page 20 entitled
"Aggregated Option/SAR Exercises".

     In establishing executive compensation programs in the future, the Committee will continue to focus on specific corporate goals designed to promote the overall financial success of the Company, such as earnings per share and unit volume growth, which in turn are expected to improve the return on stockholder equity and total stockholder return.

Deductibility of Executive Compensation

     During 1995, the Committee reviewed and considered the issues involved with respect to the $1 million deduction cap of Internal Revenue Code Section 162(m) for certain compensation paid per year to the persons named in the Summary Compensation Table. Consistent with overall compensation objectives, and subject to periodic review, it is the Committee's intention that all executive compensation be deductible for federal income tax purposes. However, because factors such as retaining highly-skilled managers, remaining competitive with other employers, and the effects of deferred compensation on the deduction cap all affect the Company's executive compensation plans, the Committee will continue to evaluate whether it should amend its compensation policies. All compensation paid by the Company during 1995 was fully deductible for federal income tax purposes.

     With the addition of Mr. Gary E. Gardner to the Committee on March 9, 1995, the Compensation Committee has consisted of the following directors during the past year:

                            Robert P. Billingsley, Chairman
                            Charles F. Allison
                            Lee Phillip Bell
                            Gary E. Gardner
                            William Wrigley (Ex-Officio, Non-Voting
                            Member)

Five-Year Total Stockholder Return

     The following indexed graph indicates the Company's total return to its stockholders for the past five years as compared to total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Food Group Index, assuming a common starting point of 100. Total stockholder return for the Company, as well as for the Indexes, are determined by adding (a) the cumulative amount of dividends for a given year (assuming dividend reinvestment), and
(b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. Please note that the graph is a five-year historical graph and, as such, is not indicative of future performance relative to the Indexes.

                           TOTAL STOCKHOLDER RETURN

      MEASUREMENT PERIOD                                          S&P FOOD
    (FISCAL YEAR COVERED)          WRIGLEY         S&P 500         GROUP
1990                                      100             100             100
1991                                      162             130             146
1992                                      200             140             146
1993                                      276             155             134
1994                                      315             157             149
1995                                      342             215             190

Summary Compensation Table

     The following table sets forth the total cash and non-cash compensation in each of the last three years for the Company's Chief Executive Officer, the next four most highly compensated executive officers and one executive officer who retired in 1995.

                          Summary Compensation Table

----------------------------------------------------------------------------------------------------
                                                                         Long-Term
                                                                        Compensation
                                                                        ------------
                                             Annual Compensation(1)        Awards
----------------------------------------------------------------------------------------------------
(a)                                 (b)        (c)           (d)            (e)             (f)
                                                                         Restricted
Name and                                                                   Stock         All Other
Principal                                                                 Award(s)      Compensation
Position                            Year    Salary($)    Bonus($)(2)    ($)(3)(4)(5)       ($)(6)
----------------------------------------------------------------------------------------------------
William Wrigley                     1995     $475,000        --           $ 23,750        $ 6,860
President & CEO                     1994     475,000      $427,500        722,750           6,860
                                    1993     463,750       417,375        564,210           9,219
John F. Bard                        1995     276,583         --            13,829           9,744
Senior Vice President               1994     261,000       194,445        255,509           8,560
                                    1993     245,000       181,300        239,303          10,582
Douglas S. Barrie                   1995     352,500         --            17,625          24,762
Group Vice President --             1994     324,833       232,905        325,038          24,675
International                       1993     299,416       219,173        301,241          35,089
Ronald O. Cox                       1995     298,500         --            14,925          11,804
Group Vice President --             1994     276,500       160,923        289,358          10,933
Marketing                           1993     257,666       188,612        267,396          15,189
R. Darrell Ewers*                   1995     261,417         --            13,071          45,706
Executive Vice                      1994     376,500       257,903        402,900          38,547
President                           1993     351,500       261,516        372,217          56,596
Martin J. Geraghty                  1995     253,000         --            12,650          11,813
Senior Vice President --            1994     240,250       163,851        309,644          11,365
Manufacturing                       1993     226,667       163,880        270,936          15,426
----------------------------------------------------------------------------------------------------

(1) While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits did not meet, in the aggregate for any individual, the minimum amount reportable under SEC regulations.

(2) Amounts shown in column (d) are the cash awards to the named individuals under the Executive Incentive Compensation Plan (including any amounts deferred pursuant to the terms of the Executive Incentive Compensation Deferral Program). Amounts shown received for 1993 and 1994 performance were determined and paid in 1994 and 1995, respectively. Awards to be paid for 1995 performance, if any, are not calculable as of the latest practicable date and will be determined and awarded by the Compensation Committee in mid-February 1996, and reported in the next proxy statement.

(3) The figures in column (e) for 1995 represent the fair market value of awards of restricted stock (prior to any deduction for withholding taxes) made in January 1996 under the Alternate Investment and Savings Program. Not included are the fair market value of awards to be made under the Stock Award Program for 1995 services and the value of awards to be made under the Long-Term Stock Grant Program for the transitional five year performance cycle ending December 31, 1995 for Company performance since 1991 as indicated in the Total Stockholder Return Index on page 17. Awards for 1995 under these latter two programs, if any, are not determinable as of the latest practicable date and will be determined and awarded by the Compensation Committee in mid-February 1996 and reported in the next proxy statement.

(4) The figures in column (e) for 1994 represent the fair market value of awards of restricted stock at the time of the award under the Alternate Investment and Savings Program and the Stock Award Program, and under the Long-Term Stock Grant Program for the transitional five-year performance cycle ending December 31, 1994. The awards for 1994 service under the latter two programs were determined and awarded by the Compensation Committee on February 15, 1995. The award under the Alternate Investment and Savings Program was made in January, 1995 for 1994 service.

(5) The figures in column (e) for 1993 reflect the fair market value of the restricted shares awarded in January 1994 under the Alternate Investment and Savings Program for 1993 services, and the awards made in mid-February 1994 under the Stock Award Program for 1993 services and the Long-Term Stock Grant Program for the transitional five-year performance cycle ending December 31, 1993.

    The aggregate number and dollar value of restricted shares
    (net of any shares that may have been withheld for tax purposes) accumulated from the inception of the Stock Award Program, the Alternate Investment and Savings Program and the Long-Term Stock Grant Program and held at December 31, 1995 are as follows: William Wrigley, 132,505 shares and 11,010 share units ($7,534,538); John F. Bard, 9,693 shares and 6,225 share units ($835,695); Douglas S. Barrie, 12,438 shares and 5,805 share units ($957,758); Ronald O. Cox, 16,171 shares and 5,519 share units ($1,138,725); R. Darrell Ewers, 13,992 shares and 12,167 share units ($1,373,348); and Martin J. Geraghty,
    21,701 shares ($1,139,303). All restricted shares or share units vest upon award and are entitled to dividends or dividend equivalents at the same rate as dividends paid on unrestricted shares of the Company's Common Stock. Shares awarded under the Long-Term Stock Grant Program are restricted for a period of one year following award. Shares awarded under the Stock Award Program and the Alternate Investment and Savings Program are restricted until one year following termination of employment, unless due to death or retirement.

(6) Includes the value of corporate-paid life insurance premiums under the Senior Executive Life Insurance Plan, interest earned during the year on sums accumulated since 1984 in deferred compensation accounts to the extent such interest was in excess of certain long-term rates prescribed by the Internal Revenue Code, any pay in lieu of vacation, and any director's fees for services as a non-employee director.

    For the last completed fiscal year, the value of corporate-paid life insurance premiums and above-market rate of interest on accumulated deferred compensation accounts were, respectively, as follows for each named executive officer: William Wrigley, $6,860 and $0; John F. Bard,
    $4,975 and $4,769; Douglas S. Barrie, $6,221 and $18,540;
    Ronald O. Cox, $3,391 and $8,413; R. Darrell Ewers, $6,561 and $30,812; and Martin J. Geraghty, $4,040 and $2,908. In addition, Mr Geraghty received $4,865 in lieu of vacation and Mr. Ewers received $8,333 for services as a non-employee director following his retirement as Executive Vice President on August 31, 1995.

  * Mr. Ewers will be eligible to receive a pro rata share of any awards made under the Executive Incentive Compensation Plan, the Long-Term Stock Grant Program for the transitional five-year cycle ending December 31, 1995, and the Stock Award Program for services rendered through August 1995. The pro rata award under the Alternate Investment and Savings Program for 1995 services is included in column (e) as 1995 compensation.

Stock Options and Stock Appreciation Rights

     The Company has not granted any stock options or stock appreciation rights since August 27, 1988. At that time, options to acquire a total of 240,000 shares of Common Stock were granted under the 1988 Stock Option Program to six senior executive officers with an exercise price of $11.208 per share, the fair market value of the stock on the day prior to the grant date.
The options have a ten-year term and were granted in tandem with stock appreciation rights (SARs) intended to provide funds necessary to exercise the options and pay tax liabilities. The grant of these options constitutes 100% of all options and SARs granted to all employees.

     The following table sets forth the number of options/SARs and the dollar value of such unexercised options at year end for the executive officers named in the Summary Compensation Table on page 18.

  Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                    Values

--------------------------------------------------------------------------------------------------------
(a)                              (b)                 (c)                 (d)                 (e)
                                                                                           Value of
                                                                      Number of          Unexercised
                                                                     Unexercised         In-the-Money
                                                                     Options/SARs        Option/SARs
                                                                     at FY-End(#)        at FY-End($)
                                Shares
                             Acquired on                             Exercisable/        Exercisable/
Name                         Exercise(#)      Value Realized($)    Unexercisable(1)    Unexercisable(1)
--------------------------------------------------------------------------------------------------------
William Wrigley(2)                --                  --                  --                  --
John F. Bard(3)                   --                  --                  --                  --
Douglas S. Barrie                 --                  --                36,000            $1,890,000
Ronald O. Cox                     --                  --                36,000            1,890,000
R. Darrell Ewers                8,000              $263,336               --                  --
Martin J. Geraghty                --                  --                30,000            1,575,000

------------------------------------------------------------------------------

(1) All outstanding options are fully exercisable.

(2) Mr. Wrigley exercised his options prior to January 1, 1993.

(3) Mr. Bard joined the Company in 1990 and therefore was not eligible for any stock options under the 1988 Program.

Long-Term Stock Grant Program

     The following table reflects threshold, target and maximum stock grant opportunities under the Long-Term Stock Grant Program for the five-year performance cycle of January 1, 1995 through December 31, 1999.

           Long-Term Incentive Plans -- Awards in Last Fiscal Year

-------------------------------------------------------------------------------------------------------
                                                                         Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans*
                                                           --------------------------------------------
                                                (c)
                              (b)*          Performance
                           Number of          or Other
                         Shares, Units      Period Until        (d)            (e)            (f)
          (a)               or Other       Maturation or     Threshold        Target        Maximum
         Name              Rights(#)           Payout         ($ or #)       ($ or #)       ($ or #)
-------------------------------------------------------------------------------------------------------
William Wrigley                              1995-1999          3,135          6,270          9,405
John F. Bard                                 1995-1999          1,435          2,870          4,305
Douglas S. Barrie                            1995-1999          1,785          3,570          5,355
Ronald O. Cox                                1995-1999          1,520          3,040          4,560
R. Darrell Ewers**                           1995-1999            275            550            825
Martin J. Geraghty                           1995-1999          1,320          2,640          3,960

-------------------------------------------------------------------------------------------------------

 * Award opportunities are based on stockholder return (stock price appreciation plus reinvested dividends) as measured against the Standard & Poor's Food Group Index for the same period. The aggregate value of awards to all participants for the performance cycle is restricted to a cap of 0.9% of the Company's average annual growth in total stockholder value during such period. The material terms of the Program are described on page 15.

** Mr. Ewers' award opportunities are prorated based on eligible service during the five-year cycle.

Pension Plan

     The Wrigley Retirement Plan is a qualified, defined benefit, non-contributory pension plan covering substantially all employees of the parent and domestic associated companies with one or more years of service with the Company, and with credited service accruing from the date of employment.

     The retirement benefit formula is based on the final average eligible pay for the three highest consecutive years in the last ten years before retirement at the rate of 1.5% of such three-year average pay multiplied by the years of credited service, less 1% of the annual primary Social Security benefit multiplied by the years of credited service since January 1, 1976.

     The table below illustrates various estimated annual pension benefits generated by the Plan formula when combined with an estimated annual Social Security benefit of $14,000.


         Eligible                             Years of Service
-------------------------------------------------------------------------------------
       Remuneration            15           20           25           30           35
--------------------------------------------------------------------------------------------
        $150,000           45,650       56,200       66,750       72,300       87,850
         200,000           56,900       71,200       85,500       99,800      114,100
         225,000           62,525       78,700       94,875      111,050      127,225
         250,000           68,150       86,200      104,250      122,300      140,350
         300,000           79,400      101,200      123,000      144,800      166,600
         400,000          101,900      131,200      160,500      189,800      219,100
         500,000          124,400      161,200      198,000      234,800      271,600
         600,000          146,900      191,200      235,500      279,800      324,100

     Officers and other employees who are on the administrative payroll are covered in the Company's Retirement Plan only for base salary. Current base salary figures of the Chief Executive Officer, the next four most highly compensated executive officers and one retired executive officer are set forth in column (c) in the Summary Compensation Table on page 18. The credited years of service as of December 31, 1995 for each named executive officer are as follows: William Wrigley-39; John F. Bard-5; Douglas S. Barrie-13; Ronald O. Cox-17; R. Darrell Ewers-17; and Martin J. Geraghty-33.

     To the extent that an individual's annual retirement income benefit under the Plan exceeds the limitations imposed by the Internal Revenue Code of 1986, as amended, and the regulations thereunder (including, among others, the limitation that annual benefits paid under qualified plans may not exceed $120,800), such excess benefits may be paid from the Company's non-qualified, unfunded, non-contributory supplemental retirement plan.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Commencing with March 9, 1995, the members of the Compensation Committee were Charles F. Allison III, Robert P. Billingsley, Lee Phillip Bell, Gary E. Gardner and William Wrigley, ex-officio, non voting member. Mr. William Wrigley, President and CEO of the Company, is an ex-officio member of all Committees of the Board, including the Compensation Committee, but is not entitled to vote on any matter considered by the respective Committees. Mr. Wrigley attends Compensation Committee meetings, except when asked by the Committee to excuse himself.

                             RELATED TRANSACTIONS

     On June 9, 1994, pursuant to an unsolicited offer received by the Company from the Wrigley Memorial Garden Foundation ("Foundation"), the Company entered into an agreement to purchase 345,072 shares of the Company's Common Stock held by the Foundation. Mr. William Wrigley is a director of the Foundation. The agreement provided that the Company would purchase the shares for cash in four equal increments of 86,268 shares each as of the last business day of the third and fourth calendar quarters of 1994 and the first and second calendar quarters of 1995. The purchase price per share to be paid by the

Company to the Foundation on each such date was the average of the closing prices of the Company's Common Stock on the New York Stock Exchange during each respective quarter. The first and second increments of 86,268 shares were purchased on September 30, 1994 and December 30, 1994 at prices of $43.06 per share and $45.32 per share, respectively. The third and fourth increments were purchased on March 31, 1995 and June 30, 1995 at prices of $45.88 per share and $44.81 per share, respectively. Shares repurchased by the Company under this agreement have been deposited in the corporate treasury and will either be used for internal purposes or retired. Retired shares will resume the status of authorized but unissued shares.

              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     The Company's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York and Midwest Stock Exchanges. Copies of these reports must also be furnished to the Company.

     Based solely on a review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during 1995 all filing requirements applicable to its executive officers, directors and 10% holders were complied with, except for one transaction which was inadvertently excluded from an otherwise timely filing by Dushan Petrovich, Vice President -- Treasurer, and one report covering one transaction by the spouse of Christafor E. Sundstrom, Vice President -- Corporate Development.

                STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     If any stockholder intends to present a proposal to be considered for action at the 1997 Annual Meeting, the proposal must be in proper form and received by the Secretary of the Company on or before October 9, 1996 for review and consideration for inclusion in the proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

     The Company's management does not know of any other matter to be presented for action at the meeting. If any other matter should be properly presented at the meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

                                        WM. M. PIET, Secretary

Chicago, February 6, 1996

/X/     Please mark your votes as in this example                                                                       6700

        This proxy form represents all shares of Wrigley stock (both Common and Class B Common) held in the registration indicated below.
For employee stockholders, this includes your shares held in the savings plan.

                       The Board of Directors recommends a vote FOR Items 1 and 2.          The Board of Directors recommends
                                                                                                  a vote AGAINST Item 3.

                     FOR  WITHHELD      2.  Appointment      FOR  AGAINST ABSTAIN                           FOR  AGAINST  ABSTAIN
1.  Election of                             of Auditors                               3. Stockholder
    Directors        / /    / /             (see reverse)    / /    / /    / /           Proposal           / /    / /      / /
    (see reverse)                                                                        (see reverse)

* For all nominee(s) except vote withheld from the following:


__________________________________
                                                                                                                      Change of
                                                                                                                       Address
                                                                                                                     (see reverse)
                                                                                                                         / /

                                                                 Note: Please sign exactly as name appears on this form. Joint owners should each sign personally. Corporation proxies
                                                                       should be signed by an authorized officer. Executors,
                                                                       administrators, trustees, etc. should so indicate when
                                                                       signing.

                                                                       ______________________________________________________

                                                                       ______________________________________________________
                                                                             SIGNATURE(S)                          DATE
---------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

[Wm. WRIGLEY Jr. Company Letterhead]


                                       February 6, 1996

Dear Stockholder:

You are cordially invited to attend the 93rd Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company, which will be held in the Wrigley Building, 410 N. Michigan Avenue, Chicago, Illinois, at 9:00 a.m., on Wednesday, March 6, 1996.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Whether or not you plan to attend this meeting, please sign, date and return your proxy form above as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is very important that your stock be represented.


                                        Sincerely,

                                        William Wrigley
                                        WILLIAM WRIGLEY
                                        President and
                                        Chief Executive Officer

WM. WRIGLEY JR. COMPANY                                                                                               PROXY FORM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MARCH 6, 1996.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER. IF NO SPECIFICATION IS MADE, ALL SHARES OF BOTH CLASSES OF STOCK WILL
BE VOTED AS SET FORTH IN THE PROXY STATEMENT FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF AUDITORS, AND AGAINST
PROPOSAL 3.

The stockholder represented herein appoints William Wrigley, Robert P. Billingsley, Wm. M. Piet, or any of them, proxies with power of substitution to vote all shares of Common Stock and Class B Common Stock entitled to be voted by said stockholder(s) at the
Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company to be held in the Wrigley Building, Chicago, Illinois, on March 6,
1996, at 9:00 a.m, and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.          THE BOARD OF DIRECTORS RECOMMENDS
                                                                                                  A VOTE AGAINST ITEM 3.

1. ELECTION OF DIRECTORS                              2. APPOINTMENT OF AUDITORS       3. STOCKHOLDER PROPOSAL
THE nominees are:                                     To ratify the appointment of     (see Proxy Statement, page 11)
Charles F. Allison III, Douglas S. Barrie,            independent auditors, Ernst
Lee Phillip Bell, Robert P. Billingsley,              & Young LLP, for the year
Gary E. Gardner, Penny Pritzker, Richard K.           ending December 31, 1996.
Smucker, William Wrigley and William Wrigley, Jr.

YOUR VOTE IS IMPORTANT!
PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
If you attend the meeting, you may revoke your proxy and vote in person.

Change of address:
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
          (If you have written in the above space, please mark the "Change of Address" box on the reverse of this card).
----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE


TO MAKE SURE THAT YOUR VOTE ARRIVES AT OUR TABULATOR IN TIME TO BE COUNTED, YOU MAY WISH TO VOTE BY PHONE OR BY FACSIMILE.

TO VOTE BY PHONE (TOUCH TONE):
        1) HAVE YOUR PROXY CARD HANDY.
        2) CALL FIRST CHICAGO TRUST AT 800-OK 2 VOTE.
        3) FOLLOW THE AUTOMATED INSTRUCTIONS.

TO VOTE BY FACSIMILE:
        1) MAKE A COPY OF BOTH SIDES OF YOUR PROXY CARD.
        2) FAX THEM TO FIRST CHICAGO TRUST AT 312-407-3021